EXHIBIT 99.1

YOUNG BROADCASTING INC. REACHES NEW 5-YEAR AFFILIATION

AGREEMENT WITH THE ABC TELEVISION NETWORK

NEW YORK, September, 28, 2005 — Young Broadcasting Inc. (“YBI” or the “Company”) (NASDAQ:YBTVA) has reached a new five-year affiliation agreement with the ABC Television Network.  The new agreement covers affiliation relationships with  five Young Broadcasting stations — WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI.

Vincent Young, Chairman of Young Broadcasting, said, “We have enjoyed a long and productive relationship as part of the ABC family and are delighted that it will continue in the years ahead.  Our stations have benefited from the network’s improved programming with hits such as ‘Desperate Housewives’ and ‘Lost’. We believe that our stations’ Tradition of Excellence and ABC’s strong commitment to quality will make for a mutually profitable partnership for years to come.”

“We are also very pleased to be continuing our association with Young Broadcasting, remarked Alex Wallau, President Operations and Administration for the ABC Television Network.  “Through these affiliation agreements, our programming will continue to be aired on a group of stations that are well respected as quality local news operations in their respective markets.”

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080